CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated October 15, 2021, relating to the financial statements of KES Science & Technology, Inc. and JJS Technologies, LLC as of October 31, 2020 and 2019 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

December 27, 2021